Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

AI ASSETS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	457	(a)	4,600,000	(2)(3)	$5.00	$23,000,000	0.00015310	$3,521.30
Equity	Ordinary Shares	457	(a)	2,000,000	(4)	$5.00	$10,000,000	0.00015310	$1,531.00
Total Offering Amount							$33,000,000		$5,052.30
Total Fees Previously Paid									$3,291.65
Total Fee Offsets									$-
Net Fee Due									$1,760.65

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Includes 600,000 ordinary shares that may be issued upon exercise of an option granted to the underwriters to cover over-allotments, if any.

(3)

In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.

(4)	Reflects the ordinary shares that are being registered for the resale by the selling shareholder identified herein.